UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under § 240.14a-12

ALKAMI TECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 19, 2026

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Alkami Technology, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Tuesday, May 19, 2026 at 9:00 a.m., Central Time as a virtual-only meeting. You will be able to attend the Annual Meeting online and vote your shares of our common stock and submit your questions during the Annual Meeting by registering, in advance, at www.proxydocs.com/ALKT, where you will be asked to enter the control number provided to you on your Notice of Internet Availability of Proxy Materials, proxy card or on the instructions that accompanied your proxy materials. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting. You must complete your registration in advance of 5:00 p.m., Eastern Time on May 18, 2026 in order to be able to attend the Annual Meeting.

The Annual Meeting will be held for the following purposes:

1.To elect the three nominees for director named herein to serve as Class II directors to hold office until the 2029 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.
2.To ratify the appointment by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026.
3.To approve, on a non-binding advisory basis, the compensation of our named executive officers, or NEOs.
4.To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 23, 2026. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the Annual Meeting for a purpose germane to the Annual Meeting at the Company’s offices at 5601 Granite Pkwy #120, Plano, TX 75024. The list of these stockholders will also be available to view during the Annual Meeting for stockholders that attend the meeting. The information required to access such list will be made available to each stockholder who registers to attend the meeting by following the instructions set forth above. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholders’ Meeting to Be Held on May 19, 2026
at 9:00 a.m., Central Time via the Internet.

The proxy statement and annual report to stockholders are available electronically at www.proxydocs.com/ALKT.

By Order of the Board of Directors

Alex Shootman
Chief Executive Officer and President

Plano, Texas

April 7, 2026

It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting online, we urge you to submit a proxy to vote your shares over the Internet or by telephone by following the instructions on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied your proxy materials. Submitting your proxy now will not prevent you from attending the Annual Meeting and voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. Please note, however, that if your shares are held through a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

ALKAMI TECHNOLOGY, INC.
5601 Granite Pkwy #120
Plano, TX 75024

PROXY STATEMENT FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Alkami Technology, Inc. (sometimes referred to as the “Company,” “Alkami,” “we,” “us” or “our”) of proxies to be voted at the Company’s Annual Meeting of Stockholders to be held on Tuesday, May 19, 2026 (the “Annual Meeting”), at 9:00 a.m., Central Time, and at any continuation, postponement or adjournment of the Annual Meeting. The Annual Meeting will be a completely virtual meeting and will be conducted via an audio webcast at www.proxydocs.com/ALKT. You will be able to attend the Annual Meeting online and vote your shares of our common stock and submit your questions during the Annual Meeting by registering, in advance, at www.proxydocs.com/ALKT, where you will be asked to enter the control number provided to you on your Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), proxy card or on the instructions that accompanied your proxy materials. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting. You must complete your registration in advance of 5:00 p.m., Eastern Time on May 18, 2026 in order to be able to attend the Annual Meeting.

Holders of record of outstanding shares of our common stock, $0.001 par value per share (“Common Stock”), as of the close of business on March 23, 2026 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement, or adjournment of the Annual Meeting, and will vote together as a single class on all matters presented at the Annual Meeting. As of the Record Date, there were 107,016,974 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting. The Company has no other class of securities outstanding.

At the Annual Meeting, our stockholders will be asked:
•To elect the three nominees for director named herein to serve as Class II directors to hold office until the 2029 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;
•To ratify the appointment, by the Audit Committee of the Board (the “Audit Committee”), of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026; and
•To approve, on a non-binding advisory basis, the compensation of our named executive officers, or NEOs.

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment. We first made this proxy statement, proxy card and other proxy materials available to stockholders on or about April 7, 2026.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

How are proxy materials being made available?

We use the Internet as the primary means of furnishing proxy materials to stockholders. Unless stockholders have requested otherwise, we are sending a Notice of Internet Availability on or about April 7, 2026 to our stockholders with instructions on how to access the proxy materials online at www.proxydocs.com/ALKT.

Stockholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by email. We encourage stockholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of our annual meetings and reduce our printing and mailing costs.

Copies of this proxy statement and our annual report to stockholders are also available at investors.alkami.com.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Tuesday, May 19, 2026 at 9:00 a.m., Central Time, virtually at www.proxydocs.com/ALKT. There will be no physical meeting location. The meeting will only be conducted via an audio webcast. You will be able to attend the Annual Meeting online and vote your shares of Common Stock and submit your questions during the Annual Meeting by registering, in advance, at www.proxydocs.com/ALKT, where you will be asked to enter the control number provided to you on your Notice of Internet Availability, proxy card or on the instructions that accompanied your proxy materials. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting. You must complete your registration in advance of 5:00 p.m., Eastern Time on May 18, 2026 in order to be able to attend the Annual Meeting.

The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m., Central Time on May 19, 2026. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio systems. We encourage our stockholders to access the Annual Meeting in advance of the designated start time.

Information on how to vote virtually at the Annual Meeting is below.

Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 23, 2026 will be entitled to vote at the Annual Meeting. On this record date, there were 107,016,974 shares of Common Stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name
If on March 23, 2026 your shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the virtual Annual Meeting or vote by proxy. Whether or not you plan to attend the virtual Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If on March 23, 2026 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and our proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the virtual meeting unless you request and obtain a valid proxy from your broker, bank or other nominee. Once you have obtained a legal proxy from your broker, bank or other nominee, you must register to attend the Annual Meeting as noted above, and, during this registration, you will be instructed to email your legal proxy in order to vote to: DSMSupport@mediantonline.com.

What am I voting on?
There are three matters scheduled for a vote:
•Election of three Class II directors to hold office until the 2029 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;
•Ratification of the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
•To approve, on a non-binding advisory basis, the compensation of our named executive officers, or NEOs.

What if another matter is properly brought before the Annual Meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy card to vote on those matters in accordance with their best judgment.

How do I vote?
For each nominee to the Board, you may either vote “For” such nominee or you may “Withhold” your vote for such nominee. For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, you may vote “For” or “Against” or abstain from voting. For the advisory vote to approve the compensation of our NEOs, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy via the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote even if you have already voted by proxy.
•To vote during the virtual Annual Meeting, you must register in advance to attend the Annual Meeting. Please refer to “How do I attend the Annual Meeting?” and “Who can vote at the Annual Meeting?” for additional information.
•If you requested a proxy card by mail, you may vote using the proxy card before the Annual Meeting by simply completing, signing and dating the proxy card that was delivered and returning it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•To vote over the telephone before the Annual Meeting, dial toll-free 1-866-291-7285 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice of Internet Availability, proxy card or the instructions that accompanied your proxy materials. Your telephone vote must be received by 9:00 a.m., Central Time on May 19, 2026 to be counted.
•To vote via the Internet before the Annual Meeting, go to www.proxypush.com/ALKT to complete an electronic proxy card. You will be asked to provide the control number from the Notice of Internet Availability, proxy card or the instructions that accompanied your proxy materials. Your Internet vote must be received by 9:00 a.m., Central Time on May 19, 2026 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee
If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you should follow the voting instructions provided to you by such broker, bank or other nominee to ensure that your vote is counted. To vote at the virtual Annual Meeting, you must register in advance to attend the Annual Meeting and obtain a valid proxy from your broker, bank or other nominee. Please refer to “How do I attend the Annual Meeting?” and “Who can vote at the Annual Meeting?” above for additional information.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of Common Stock you own as of March 23, 2026.

What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, via the Internet or at the virtual Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee
If you are a beneficial owner and do not instruct your broker, bank or other nominee how to vote your shares, they will only be permitted to vote your shares on “routine” matters. Brokers, banks and other nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Proposal 2, the ratification of the appointment of our independent registered public accounting firm, is a “routine” matter. Thus, your broker, bank or other nominee is permitted to vote your shares even in the absence of your instruction. Proposal 1 (the election of directors) and Proposal 3 (the advisory vote to approve the compensation of our NEOs) are “non-routine” matters. Accordingly, your broker, bank or other nominee may not vote your shares on Proposal 1 or Proposal 3 without your instructions.

If your broker, bank or other nominee votes “uninstructed” shares on Proposal 2, but does not vote on Proposal 1 or Proposal 3, broker non-votes will occur with respect to such shares not voted on Proposal 1 and Proposal 3.

What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed by applicable stock exchange rules to be “non-routine,” the broker, bank or other nominee cannot vote the shares. If your broker, bank or other nominee only votes “uninstructed” shares on Proposal 2, such shares will be considered present at the Annual Meeting for quorum purposes, and broker non-votes will occur as to Proposal 1 and Proposal 3. Broker non-votes will have no impact on the voting results.

What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each nominee for director, “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, and “For” the advisory vote to approve the compensation of our NEOs. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, by e-mail or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

We may also reimburse brokerage firms, banks and other nominees for the cost of forwarding proxy materials to beneficial owners.

Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or via the Internet.
•You may send a timely written notice that you are revoking your proxy to Alkami’s Corporate Secretary at 5601 Granite Pkwy #120, Plano, TX 75024 prior to the Annual Meeting.
•You may attend the virtual Annual Meeting and vote by following the instructions described above. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee
If your shares are held by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your vote.

Can I submit questions in advance or during the Annual Meeting?
Stockholders may submit questions in writing in advance or during the Annual Meeting at the following website: www.proxydocs.com/ALKT. Stockholders will use their control number that is included on their Notice of Internet Availability, proxy card or the instructions that accompanied the proxy materials. As part of the Annual Meeting, we will hold a live Q&A session, during which we will answer questions pertinent to the Company and the meeting matters, as time permits. If we receive substantially similar questions, we may group such questions together. Questions related to personal matters that are not pertinent to the Annual Meeting matters or that contain derogatory references to individuals, use offensive language or are otherwise out of order or not suitable for the conduct of the Annual Meeting will not be addressed during the Annual Meeting. If there are questions pertinent to Annual Meeting matters that cannot be answered during the Annual Meeting due to time constraints, management will post answers to such questions on our website at: https://investors.alkami.com/.

Who do I contact about technical difficulties?
Beginning at 8:45 a.m., Central Time on the day of the Annual Meeting through the conclusion of the Annual Meeting, our support team will be ready to assist stockholders with any technical difficulties assessing and participating in the Annual Meeting. If stockholders encounter any difficulties accessing the meeting during the check-in or meeting time, please see the Meeting FAQ Guide for answers to typical questions where you will find the contact information for the digital meeting help team.

When are stockholder proposals and director nominations due for next year’s annual meeting?
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2027 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), must submit the proposal to our Corporate Secretary at our offices at 5601 Granite Pkwy #120, Plano, TX 75024 in writing not later than December 8, 2026.

Stockholders intending to present a proposal at the 2027 annual meeting of stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Amended and Restated Bylaws. Our Amended and Restated Bylaws require, among other things, that our Corporate Secretary receives written notice from the stockholder of record of their intent to present such proposal or nomination not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2027 annual meeting of stockholders no earlier than January 19, 2027 and no later than February 18, 2027. The notice must contain the information required by the Amended and Restated Bylaws, a copy of which is available upon request to our Corporate Secretary. In the event that the date of the 2027 annual meeting of stockholders is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Company. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

In addition to satisfying the requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 20, 2027.

In connection with our solicitation of proxies for our 2027 annual meeting of stockholders, we intend to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”). Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count the votes received on each proposal.

How many votes are needed to approve each proposal?
With respect to Proposal 1, the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Accordingly, the three nominees receiving the highest number of “For” votes will be elected. Abstentions and broker non-votes will have no effect on Proposal 1.

With respect to Proposal 2, the affirmative vote of the majority of votes cast (excluding abstentions and broker non-votes) is required for approval. Since Proposal 2 is a “routine” matter, we do not expect any broker non-votes with respect to Proposal 2. Abstentions and broker non-votes, if any, will have no effect on Proposal 2.

With respect to Proposal 3, the affirmative vote of the majority of votes cast (excluding abstentions and broker non-votes) is required for approval. Abstentions and broker non-votes, will have no effect on Proposal 3.

How does the Board recommend that I vote?
Our Board recommends that you vote “For” the election of each of the nominees for director in Proposal 1, “For” Proposal 2, and “For” Proposal 3, as further described in this proxy statement.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. The holders of a majority in voting power of our Common Stock issued and outstanding and entitled to vote, present virtually or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the virtual Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or a majority in voting power of the stockholders entitled to vote at the meeting, present virtually or represented by proxy, may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our Board presently has nine members. There are three directors in Class II whose term of office expires at the Annual Meeting: Charles Kane, Alex Shootman and Brian R. Smith, each of whom is a nominee for director and who has served on our Board since October 2019, November 2021 and September 2011, respectively. The current Class I directors, whose terms will expire at the 2028 annual meeting of stockholders, are Maria Alvarez, Raphael Osnoss and Joseph Payne, and the current Class III directors, whose terms will expire at the 2027 annual meeting of stockholders, are Steven Mitchell, Susanna Morgan and Barbara Yastine. Ms. Morgan was initially recommended to the Nominating and Corporate Governance Committee of our Board (the “Nominating and Corporate Governance Committee”) by the Board members and management of the Company.

If elected at the Annual Meeting, each of the Class II nominees would serve until the 2029 annual meeting of stockholders and until his successor has been duly elected and qualified, or, if sooner, until each such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes cast. Accordingly, the three nominees receiving the highest number of “For” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. Proxies cannot be voted for a greater number of persons than the nominees named. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Company. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Set forth below is certain biographical information for each nominee and each director whose term will continue after the Annual Meeting.

Name	Age	Director Class	Independent	Audit Committee	Compensation Committee	Information Systems Audit Committee	Nominating and Corporate Governance Committee
Maria Alvarez	61	Class I	✓			Chair
Jeffrey Fox*	63	Class I	✓
Raphael Osnoss	39	Class I	✓		Chair		✓
Joseph P. Payne	61	Class I	✓		✓	✓
Charles Kane	68	Class II	✓	Chair
Alex Shootman	60	Class II
Brian R. Smith	60	Class II	✓		✓		Chair
Judson Linville*	68	Class III	✓
Steven Mitchell	56	Class III	✓				✓
Susanna Morgan	56	Class III	✓	✓
Barbara Yastine	66	Class III	✓	✓		✓
*On March 31, 2026, the Board approved the appointment of Jeffrey (Jeff) Fox and Judson (Jud) Linville to the Board effective immediately following the conclusion of the Annual Meeting.

NOMINEES FOR ELECTION TO CLASS II

Charles “Chuck” Kane has served on our Board since October 2019. Mr. Kane is a senior lecturer in Technological Innovation, Entrepreneurship and Strategic Management at the MIT Sloan Graduate Business School of Management at the Massachusetts Institute of Technology, a position he has held since 2006. Since November 2006, Mr. Kane also serves as the Chairman of One Laptop Per Child, a non-profit organization that provides computing and Internet access for students in the developing world, for whom he served as President and Chief Operating Officer from 2008 until 2009. Mr. Kane served as Executive Vice President and Chief Administrative Officer of Global BPO Services Corp., from July 2007 until March 2008, and as Chief Financial Officer of Global BPO from August 2007 until March 2008. Prior to joining Global BPO, he served as Chief Financial Officer of RSA Security Inc. from May 2006 until RSA was acquired by EMC Corporation in October 2006. From July 2003 until May 2006, he served as Chief Financial Officer of Aspen Technology, Inc. Mr. Kane currently serves on the boards of directors of Progress Software

Corporation (PRGS), a software company that specializes in the integration of business applications and Symbotic Inc. (SYM), an automation technology company, and previously served on the boards of directors of RealPage, Inc. (RP), Carbonite, Inc. (CARB), Demandware, Inc. (DWRE), Borland Software Inc. (BORL) and Netezza Corporation (NZ). Mr. Kane holds a B.B.A. in accounting from the University of Notre Dame and an M.B.A. in international finance from Babson College. We believe Mr. Kane is qualified to serve on our Board because of his background in finance and accounting and experience as an executive and a public company director.

Alex Shootman has served as our Chief Executive Officer, President and as a director on our Board since November 2021. Mr. Shootman brings to Alkami more than 20 years of executive leadership experience growing and scaling enterprise software companies across multiple industries. Most recently, he served as President and Chief Executive Officer of Workfront, a cloud-based enterprise work management software company, from July 2016 until its acquisition by Adobe Inc. in December 2020, after which he continued to lead the Workfront team as Vice President and General Manager of Workfront within Adobe until July 2021. Prior to joining Workfront, from September 2013 to June 2016, he served as President, Worldwide Field Operations at Apptio, Inc., a provider of cloud-based technology business management software. He also served as President of Eloqua Corp., an enterprise SaaS company acquired by Oracle Corporation, from March 2009 to September 2013. Mr. Shootman has also held executive leadership positions at IBM Corporation, BMC Software, Vignette Corporation and TeleTech Holdings. We believe Mr. Shootman is qualified to serve on our Board because of his knowledge and executive experience, including as a result of his service as our President and Chief Executive Officer.

Brian R. Smith has served on our Board since September 2011. Mr. Smith is the founder of S3 Ventures, a venture capital firm, and has served as its Managing Director since 2005. Previously, he founded and served as Chairman and Chief Executive Officer of Crossroads Systems, Inc. Mr. Smith currently serves on a select number of private company boards, including Liquibase, Inc., an enterprise software provider, Alleviant Medical, a medical device company, Endovascular Engineering, a medical device company, and VUV Analytics, Inc., a spectroscopy provider. Mr. Smith earned a B.S. in electrical engineering with honors from the University of Cincinnati and an M.S. in electrical engineering from Purdue University. We believe Mr. Smith is qualified to serve on our Board because of his experience as an investor and as an executive and board director.

CLASS III DIRECTORS
CONTINUING IN OFFICE UNTIL THE 2027 ANNUAL MEETING OF STOCKHOLDERS

Judson (Jud) Linville has been appointed by the Board to serve on the Board effective immediately following the conclusion of the Annual Meeting. Mr. Linville is a public company executive and senior advisor with more than 30 years of experience in the financial services and technology sectors. Mr. Linville was most recently a senior advisor at General Atlantic LLC, a global growth equity firm, from 2019 until 2024. From 2010 to 2018, Mr. Linville was the Chief Executive Officer for Global Cards and Consumer Services at Citigroup Inc., a publicly traded global financial services institution, where he led the global credit card franchise, representing $13 billion in revenue and 55 million individual and small business customers across 18 countries. Prior to his role at Citigroup, Mr. Linville spent more than two decades at American Express where he held the role of President and Chief Executive Officer for Consumer Card Services and served on the six-person management team that set the strategic direction for the company. Mr. Linville currently serves on the board of directors of Marqeta, Inc. (NASDAQ: MQ), a financial technology company which provides a cloud-based, open API platform for modern card issuing and transaction processing. Mr. Linville holds a Doctor of Psychology in Clinical Psychology from the College of Medicine at Drexel University and a Bachelor of Arts in Psychology from Lafayette College. We believe that Mr. Linville is qualified to serve on our Board because of his experience as an executive and board director in the financial services industry.

Steven Mitchell has served on our Board since October 2014. Mr. Mitchell has served as the Chief Executive Officer of Argonaut Private Capital L.P., a private equity firm, since July 2016, prior to which he was the Managing Director of Argonaut Private Equity, LLC, since November 2004. Prior to joining Argonaut, Mr. Mitchell was a principal in both Radical Incubation and 2929 Entertainment. Mr. Mitchell serves on the boards of Aspen Aerogels, Inc. (ASPN), an energy technology company, and StepStone Group, Inc. (STEP), an investment firm. From 1996 to 1999, he was a corporate attorney at Gibson, Dunn & Crutcher LLP. Mr. Mitchell holds a B.B.A. in marketing from Baylor University and a J.D. from University of San Diego School of Law. We believe that Mr. Mitchell is qualified to serve on our Board because of his experience as an investment manager and a board director.

Susanna Morgan has served on our Board since July 23, 2025. Ms. Morgan has served as a board member and the Audit Committee Chair of Payoneer (PAYO), a FinTech company that provides business payment solutions since 2023, and as a board member of Mixpanel, a product analytics platform, since 2023. Additionally, Ms. Morgan served as the Chief Financial Officer of Remitly Global Inc. (RELY), a regulated cross-border payments company, from 2018 to 2022. From 2015 to 2018, Ms. Morgan served as SVP, Finance & Investor Relations of Apptio (subsequently acquired by Vista), a leading provider of technology business management applications. Prior to joining Apptio, Ms. Morgan was SVP and Global Head of Financial Planning & Analysis at Concur, a travel and expense SaaS company. Ms. Morgan holds a B.A. in Quantitative Economics and an M.A. in International Policy Studies from Stanford University, as well as an M.B.A. from Harvard Business School. We believe Ms. Morgan is qualified to serve on our Board because of her extensive operational background and previous public company board experience.

Barbara Yastine has served on our Board since October 2020. Ms. Yastine served as Co-Chief Executive Officer of Lebenthal Holdings LLC (“Lebenthal”), a private asset management firm, from September 2015 to June 2016. She previously served as Chair, President and Chief Executive Officer of Ally Bank from March 2012 to June 2015 and as Chair of Ally Bank and Chief Administrative Officer of Ally Financial from May 2010 to March 2012. Prior to joining Ally Financial, she served as a Principal of Southgate Alternative Investments beginning in June 2007. She served as Chief Financial Officer for investment bank Credit Suisse First Boston from October 2002 to August 2004. From 1987 through 2002, Ms. Yastine worked at Citigroup and its predecessor companies. Ms. Yastine also serves on the board of directors of AXIS Capital Holdings Limited (AXS), an insurance holding company, Zions Bancorporation, N.A. (ZION), a bank holding company, and Primerica, Inc. (PRI), an insurance and financial services sales company. She served on the board of directors of First Data Corporation from September 2016 to July 2019. She received a B.A. in journalism and an M.B.A. from New York University. We believe Ms. Yastine is qualified to serve on our Board because of her deep understanding of bank and credit union ecosystems, regulatory frameworks and value drivers from her tenure at Citigroup, Ally Financial and Zions Bancorporation, N.A., and her experience as an executive and board director in the financial services and investment industries.

Involvement in Certain Legal Proceedings

Barbara Yastine, one of our directors, was the Co-Chief Executive Officer and a director of Lebenthal for approximately nine months from September 2015 to June 2016. In November 2017, approximately 17 months after Ms. Yastine left that position, Lebenthal and certain of its subsidiaries filed voluntary petitions for bankruptcy under Chapter 7 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York.

CLASS I DIRECTORS
CONTINUING IN OFFICE UNTIL THE 2028 ANNUAL MEETING OF STOCKHOLDERS

Maria Alvarez has served on our Board since January 1, 2023. Ms. Alvarez previously served as VP, AI Platform and AI Division at Microsoft Corporation (“Microsoft”), a technology company, and has served in senior roles at Microsoft since 2011, including as General Manager, Shared Engineering Services, AI & Research Group. Before joining Microsoft, Ms. Alvarez served as Chief Technology Officer and Product Head at Panda Security, a cybersecurity software company where she focused on modernizing cybersecurity and capabilities. Earlier roles at Yahoo! Inc., Hewlett Packard Company and Symantec Corporation included leadership of engineering and infrastructure teams, supporting search, advertising, security and enterprise software. She previously served as an independent board member of BB Imaging, a private company that offers diagnostic ultrasound services, and on the board of directors of Workfront, Inc., a privately held SaaS software company. Ms. Alvarez brings to the Board expertise in product strategy, operational and technical excellence, international leadership, and digital transformation. She has extensive experience in software development in the security, search, advertising and AI industries. Ms. Alvarez holds a M.S. in Computer Science from California Polytechnic University Pomona. We believe Ms. Alvarez is qualified to serve on our Board because of her experience as an executive and technology industry knowledge.

Jeffrey (Jeff) Fox has been appointed by the Board to serve on the Board effective immediately following the conclusion of the Annual Meeting. Mr. Fox is the CEO and Founder of Circumference Group LLC, an investment firm where he oversees the firm’s management and business strategy. He most recently served as President and Chief Executive Officer of Endurance International Group Holdings, Inc. Prior to joining Endurance, Mr. Fox served as President and CEO of Convergys Corporation and, before Convergys, held multiple positions at Alltel Corporation. Mr. Fox currently serves on the boards of Penn Entertainment, Inc. (PENN), Westrock Coffee Company (WEST), Resources Connection Inc. (RGP). His previous board roles include Avis Budget Group (CAR). Mr. Fox began his career in investment banking at Merrill Lynch and Stephens Inc. He holds a Bachelor of Arts in Economics from Duke University. We believe Mr. Fox is qualified to serve on our Board because of his extensive background as a CEO and experience as an executive as well as previous public company board service.

Raphael “Raph” Osnoss has served on our Board since December 2017. Mr. Osnoss is a Managing Director at General Atlantic and focuses on the firm’s investments in the Financial Services sector. Prior to joining General Atlantic, Mr. Osnoss was an Associate at Berkshire Partners, a private equity firm, from 2010 to 2012. Previously, he was an Analyst in the Investment Banking Division of Goldman Sachs from 2008 to 2010. He currently serves on the boards of Tripleseat, a provider of software to the hospitality industry, Creative Planning, a wealth management firm, Hostaway, a SaaS platform for the vacation rental industry, and Avant, a financial technology company. He previously served on the board of directors of Insurity, Inc., a cloud-based solutions and data analytics company, and Amount, a loan origination and banking software provider. He also serves on the board of Edible Schoolyard NYC, a food and education-focused charitable organization. Mr. Osnoss holds a B.S. in economics from the Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School. We believe Mr. Osnoss is qualified to serve on our Board because of his knowledge of technology and the financial services industry.

Joseph P. Payne currently is a Group Leader at Enterprise Software CEO Roundtable, a learning and development group for CEOs of $100 million+ software companies. From 2015 to 2024 Mr. Payne was the president and CEO of Code42 Software, a leader in Insider Risk Management, which focuses on reducing the risk of data leakage from insiders. Mr. Payne sold that business to Mimecast in August of 2024. Mr. Payne is a seasoned executive with more than 30 years of leadership in high-growth software companies. He has broad experience as a software CEO delivering solutions to enterprises across numerous industries. He currently serves on the board of directors of First Focus On Children, a non-partisan, not-for-profit advocacy organization. He previously served on the boards of Code42, Dealertrack, Cornerstone OnDemand, Workfront, TrackMaven, Plex, e-Security, eGrail, Ecutel, and Eloqua. As CEO of Eloqua, Mr. Payne led the team to a successful IPO and a subsequent acquisition by Oracle. Mr. Payne is a magna cum laude graduate of Duke University and a graduate of the Fuqua School of Business where he was a Fuqua Scholar. We believe Mr. Payne is qualified to serve on our Board because of his extensive background as a software CEO and experience as an executive as well as previous public company board service.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE
Under the rules of The Nasdaq Stock Market LLC (“Nasdaq”), independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that, with the exception of Mr. Shootman, each member of our Board is an “independent director” as defined under the rules of Nasdaq. Mr. Shootman is not considered independent by virtue of his current position as our President and Chief Executive Officer. In making this determination, our Board reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our Common Stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Person Transactions.”

LEADERSHIP STRUCTURE OF THE BOARD
Our Amended and Restated Bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chairperson of the Board and Chief Executive Officer and to implement a lead director in accordance with its determination regarding which structure would be in the best interests of our Company. Currently, the roles of Chairperson of the Board and Chief Executive Officer are separated. Our Board has appointed Brian R. Smith to serve as Chairperson of the Board, which we believe provides strong independent leadership on our Board while allowing our Chief Executive Officer to focus more on his executive role.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate. Our stockholders would be notified of a combination of the Chairperson and Chief Executive Officer role promptly upon the Board’s decision to do so.

COMMUNICATIONS FROM STOCKHOLDERS
Any stockholder or other interested party who wishes to communicate with our Board or any individual director may send written communications to our Board or such director c/o Corporate Secretary, Alkami Technology, Inc., 5601 Granite Parkway, Suite 120, Plano, TX 75024, or via email to legal@alkami.com. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our Board, based on the subject matter.

ROLE OF BOARD IN RISK OVERSIGHT PROCESS
Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks we face. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents analysis of our short- and long-term risk exposures and the steps taken by management to mitigate or eliminate such risks, including our internal control environment.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. While our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial and enterprise risk exposures and the steps our management has taken to monitor and control these exposures, including reviews undertaken by our internal audit function. The Audit Committee also approves or disapproves of any related person transactions. The Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines. The Compensation Committee of our Board (the “Compensation Committee”) assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. The Information Systems Audit Committee of our Board (the “Information Systems Audit Committee”) meets quarterly with our Chief Information Security Officer (“CISO”) and our Chief Compliance Officer (“CCO”) (each of whom report to our Chief Legal Officer). Our management team, led by our CISO and CCO, stays informed about and monitors efforts to prevent, detect, mitigate, and remediate cybersecurity risks and incidents through various means, which may include briefings from internal security personnel, threat intelligence and external consultants engaged by us, and alerts and reports produced by security tools deployed in the information technology environment.

Our CISO and CCO are members of the management team and are primarily responsible for assessing and managing our material risks from cybersecurity threats, as well as our overall cybersecurity risk management program. Our CISO is responsible for supervising both our internal cybersecurity personnel and our retained external cybersecurity consultants. Our CISO’s experience includes over 15 years of helping to build global cybersecurity programs in companies ranging from Fortune 500 to high-growth middle stage entities. Our CCO, who is responsible for our technology risk management program, has over 30 years of experience building and leading risk management and compliance programs in large institutions across multiple geographies.

MEETINGS OF THE BOARD
The Board met nine times during 2025. Each director attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of 2025 for which he or she was a director or committee member. As required under applicable Nasdaq Listing Rules, in 2025, the Company’s independent directors met regularly in executive sessions at which only independent directors were present. The Company does not have a formal policy requiring the members of our Board to attend its annual meetings of stockholders, although directors are encouraged to attend annual meetings. All of our Board members who were Board members at the time attended the 2025 annual meeting of stockholders.

INFORMATION REGARDING COMMITTEES OF THE BOARD
The Board has four standing committees: an Audit Committee, a Compensation Committee, an Information Systems Audit Committee and a Nominating and Corporate Governance Committee. Our Board has adopted charters for each of its committees, which can be found in the “Governance” section of our corporate website at https://investors.alkami.com/documents-and-charters. The Board may also establish other committees as it deems necessary or appropriate from time to time. Members serve on these committees until their resignation or until otherwise determined by our Board.

The composition and functions of each committee are described below.

Audit Committee
The Audit Committee oversees our accounting and financial reporting process. Among other matters, the Audit Committee:
•appoints our independent registered public accounting firm;
•evaluates the independent registered public accounting firm’s qualifications, independence and performance;
•determines the engagement of the independent registered public accounting firm;
•reviews and approves the scope of the annual audit and pre-approves the audit and non-audit fees and services;
•reviews and approves all related party transactions on an ongoing basis;
•establishes procedures for the receipt, retention and treatment of any complaints received by the Company regarding accounting, internal accounting controls or auditing matters;
•discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
•approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•discusses on a periodic basis, and as appropriate, with management, the Company’s policies and procedures with respect to risk assessment and risk management;
•reviews our financial statements and our Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in our annual and quarterly reports to be filed with the SEC;
•reviews and discusses earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;
•investigates any reports received through the ethics helpline and reports to the Board periodically with respect to any information received through the ethics helpline and any related investigations; and
•reviews the Audit Committee charter and the Audit Committee’s performance on an annual basis.

Our Audit Committee consists of Mr. Kane, Ms. Morgan and Ms. Yastine. Our Board has determined that all members are independent under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. The chair of our Audit Committee is Mr. Kane. Our Board has determined that each of Mr. Kane, Ms. Morgan and Ms. Yastine is an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. Our Board has also determined that each member of our Audit Committee can read and understand fundamental consolidated financial statements, in accordance with applicable requirements.

The Audit Committee met four times in 2025.

Audit Committee Report
The Audit Committee oversees our independent registered public accounting firm and assists our Board in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements, including the effectiveness of our internal control systems.

In fulfilling its oversight responsibilities, the Audit Committee:
•reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2025 with management and Ernst & Young LLP;
•discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;
•received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence; and
•discussed the independence of Ernst & Young LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board, and our Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC. The Audit Committee also appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2026.

Submitted by the Audit Committee:

Charles Kane, Chair
Susanna Morgan and
Barbara Yastine

Compensation Committee
The Compensation Committee oversees policies relating to the compensation and benefits of our officers and employees. The Compensation Committee has engaged an independent compensation consultant, FW Cook, to provide recommendations regarding the structure, amounts and forms of director and executive compensation. Although the Compensation Committee has the authority to delegate its responsibilities to a subcommittee, it has not done so. The Compensation Committee reviews and approves or recommends corporate goals and objectives relevant to compensation of our executive officers (other than our Chief Executive Officer), evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. The Compensation Committee also reviews and approves or makes recommendations to our Board regarding the issuance of incentive compensation and equity-based plans and arrangements to our executive officers (other than our Chief Executive Officer). Although the Compensation Committee has the authority to delegate certain of these responsibilities to one or more officers of the Company, it has not done so. The Compensation Committee reviews the performance of our Chief Executive Officer and makes recommendations to our Board with respect to his compensation, and our Board retains the authority to make compensation decisions relative to our Chief Executive Officer. The Compensation Committee also oversees the administration of the Company’s Policy for Recovery of Erroneously Awarded Compensation; reviews and makes recommendations to the Board regarding director compensation and the compensation of our Chief Executive Officer; reviews and approves employment agreements and severance agreements for executive officers of the Company (other than our Chief Executive Officer); periodically works with the Chief Executive Officer to evaluate the Company’s succession plans for the Chief Executive Officer and other executive officers; and reviews and evaluates, on an annual basis, the Compensation Committee charter and the Compensation Committee’s performance. Our Compensation Committee consists of Mr. Osnoss, Mr. Payne and Mr. Smith. Our Board has determined that all members are independent under the Nasdaq Listing Rules. The chair of our Compensation Committee is Mr. Osnoss.

The Compensation Committee met four times in 2025. Our Chief Executive Officer does not participate in the determination of his own compensation or the compensation of directors. However, our Chief Executive Officer makes recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he participates in the Compensation Committee’s deliberations about their compensation. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

Compensation Committee Interlocks and Insider Participation
During 2025, Mr. Osnoss, Mr. Payne, and Mr. Smith served on the Compensation Committee. Gary Nelson, whose term as a Class I director expired at the conclusion of the 2025 annual meeting of stockholders, also served on the Compensation Committee during 2025. None of the members of the Compensation Committee who served during all or a portion of 2025 is currently, or has been at any time, one of our officers or employees or had any relationship that is required to be disclosed as a transaction with a related person, other than Gary Nelson, who served as Alkami’s Manager from 2009 to 2011 and Chief Executive Officer from 2011 to 2013. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or on our Compensation Committee.

Information Systems Audit Committee
The Information Systems Audit Committee oversees information technology and data privacy security risks, reviews our cyber resilience program, reviews our business continuity planning and practices and disaster preparedness, advises the Board on operations-related compliance practices and associated compliance monitoring and testing programs, meets periodically with management and our CISO and our CCO to assess the operations-related compliance policies and procedures, conducts investigations into operations-related compliance matters as necessary and oversees our responses to and compliance with operations-related regulatory requirements, requests and orders. The Information Systems Audit Committee reviews and evaluates, on an annual basis, the Information Systems Audit Committee charter and the Information Systems Audit Committee’s performance. Our Information Systems Audit Committee consists of Ms. Alvarez, Mr. Payne, and Ms. Yastine. The chair of our Information Systems Audit Committee is Ms. Alvarez.

The Information Systems Audit Committee met four times in 2025.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board and its committees. The Nominating and Corporate Governance Committee has historically engaged a third party to assist in identifying potential Board candidates. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and making recommendations to our Board concerning governance matters. The Nominating and Corporate Governance Committee reviews and evaluates, on an annual basis, the Nominating and Corporate Governance Committee charter and the Nominating and Corporate Governance Committee’s performance. Our Nominating and Corporate Governance Committee consists of Mr. Mitchell, Mr. Osnoss and Mr. Smith. Our Board has determined that all members are independent under the Nasdaq Listing Rules. The chair of our Nominating and Corporate Governance Committee is Mr. Smith.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o Douglas A. Linebarger, Corporate Secretary, Alkami Technology, Inc., 5601 Granite Pkwy #120, Plano, TX 75024. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

The Nominating and Corporate Governance Committee met four times in 2025.

Board Composition
Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. The Nominating and Corporate Governance Committee, in recommending director candidates for election to the Board, and the Board, in nominating director candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. In evaluating director candidates, the Nominating and Corporate Governance Committee and the Board may also consider the following criteria as well as any other factor that they deem to be relevant:

•The candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•The candidate’s experience as a board member of other companies, including service of the board of directors of another publicly held company;
•The candidate’s professional and academic experience relevant to the Company’s industry;

•The strength of the candidate’s leadership skills;
•The candidate’s experience in finance and accounting and/or executive compensation practices;
•Whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and
•The range of viewpoints, background, experience and other characteristics that a candidate would bring.

Our Board will evaluate each individual in the context of the Board as a whole, with the objective of helping ensure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of our business and structure.

CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a written code of business conduct and ethics (the “Code”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions, and agents and representatives. The full text of our Code is posted on our website at https://investors.alkami.com/documents-and-charters. Any waiver of our Code for our directors or executive officers may be made only by the Board. Waivers of our Code for other employees or consultants may be made only by the Company’s Chief Legal Officer and will be reported to the Audit Committee. We will disclose any future amendments to certain provisions of our Code, or waivers of such provisions applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and agents and representatives, on our website identified above.

INSIDER TRADING COMPLIANCE POLICY
We have adopted an insider trading compliance policy that governs the purchase, sale, and other dispositions of our securities by directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards of the Nasdaq Global Select Market. A copy of our Insider Trading Compliance Policy is included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2025.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 and has further directed that management submit the appointment of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has served as the Company’s auditor since 2017. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Although not required by law or our governing documents, the Audit Committee is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP or another firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year, if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the majority of votes cast (excluding abstentions and broker non-votes) is required to ratify the appointment of Ernst & Young LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2025 and 2024 by Ernst & Young LLP, the Company’s independent registered public accounting firm.

	Fiscal Year Ended December 31,
	2025	2024
Audit Fees(1)	$2,663,785	$2,459,768
Audit-Related Fees	—	—
Tax Fees(2)	150,000	—
All Other Fees(3)	507,200	7,200
Total Fees	$3,320,985	$2,466,968
(1)Audit Fees consisted of fees for audit services, primarily related to the audit of our annual consolidated financial statements and internal control over financial reporting; the review of our quarterly consolidated financial statements; comfort letters and consents, and assistance with and review of other documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the PCAOB.
(2)Tax fees comprised fees for a variety of permissible services relating to tax compliance and tax advice.
(3)All other fees were paid for capital market advisory services and an online technical accounting research tool.

All fees described above were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures set forth below.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the registered public accounting firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of March 25, 2026 by:

(i) each of our directors and NEOs;
(ii)all executive officers and directors of the Company as a group; and
(iii)all those known by the Company to be beneficial owners of more than five percent of our Common Stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days or restricted stock units (“RSUs”) that will vest within 60 days of March 25, 2026. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown that they beneficially own, subject to community property laws where applicable. Common Stock subject to options currently exercisable or exercisable within 60 days or RSUs that will vest within 60 days of March 25, 2026 is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

Our calculation of the percentage of beneficial ownership is based on 107,016,974 shares of our Common Stock outstanding at March 25, 2026. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Alkami Technology, Inc., 5601 Granite Parkway, Suite #120, Plano, TX 75024.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares		Percentage
Greater than 5% Stockholders:
General Atlantic	14,921,407	(1)	13.9%
S3 Ventures Fund III, L.P.	14,218,240	(2)	13.3%
George B. Kaiser	6,566,395	(3)	6.1%
Jana Partners Management, LP	5,431,388	(4)	5.1%
BlackRock, Inc.	5,362,012	(5)	5.0%
Named Executive Officers and Directors:
Alex Shootman	458,702		*
Cassandra Hudson	11,486		*
W. Bryan Hill	35,949		*
Douglas A. Linebarger	114,602		*
Brian R. Smith	14,770,265	(2) (6)	13.8%
Maria Alvarez	57,878	(7)	*
Charles Kane	82,089	(8)	*
Steven Mitchell	2,611,223	(9)	2.4%
Susanna Morgan	—		*
Raphael Osnoss	41,956	(10)	*
Joseph Payne	18,010	(11)	*
Barbara Yastine	119,556	(12)	*
All executive officers and directors as a group (11 persons)	18,285,767		17.1%
•Represents less than one percent.

(1)Based on the schedule 13D/A filed by General Atlantic, L.P. ("GA L.P.") on March 11, 2026, GA L.P. may be deemed to have shared voting and shared dispositive power over 14,879,451 shares of Common Stock. The total amount listed in the table also includes 34,731 shares and 7,225 RSUs vesting within 60 days held by Raphael Osnoss, a member of our board of directors, who is an employee of General Atlantic Service Company, L.P. ("GASC"), solely for the benefit of GASC. The address of the principal business office of GA L.P. is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY, 10055.
(2)Based solely on the Schedule 13G/A filed by S3 Ventures Fund III, L.P. ("S3 Fund III") on February 6, 2025, S3 Fund III and Brian R. Smith may be deemed to have shared voting and shared dispositive power over 14,218,240 shares of Common Stock. Mr. Smith is the managing director of S3 Ventures III, L.L.C., which is the General Partner of S3 Ventures GPLP III, L.P., which is the general partner of S3 Fund III. The address of the principal business office of each of S3 Fund III and Mr. Smith is 6300 Bridgepoint Pkwy, Building 1, Suite 405, Austin, TX, 78730.

(3)Based solely on the Schedule 13G/A filed by ARG Private Equity II, LLC ("APE II") and George B. Kaiser on February 6, 2025, George B. Kaiser may be deemed to have sole voting and sole dispositive power over 6,566,395 shares of Common Stock. The address of the principal business office for Mr. Kaiser is 6733 South Yale Avenue, Tulsa, OK 74136.
(4)Based solely on the Schedule 13D filed by Jana Partners Management, LP (“Jana”) on April 1, 2026, Jana may be deemed to have sole voting and sole dispositive power over 5,431,388 shares of Common Stock. The address of the principal business office for Jana is 888 Seventh Avenue, 24th Floor, New York, New York 10106.
(5)Based on Schedule 13G filed by BlackRock, Inc. on July 17, 2025, BlackRock, Inc. may be deemed to have sole voting power over 5,245,125 shares of and sole dispositive power over 5,362,012 shares of Common Stock. The address of the principal business office is BlackRock, Inc., 50 Hudson Yards, New York, NY, 10001.
(6)Reflects 494,710 shares of Common Stock as of March 25, 2026, 50,090 shares issuable pursuant to deferred stock units that are vested or potentially issuable, 7,225 RSUs vesting within 60 days, and 14,218,240 shares with S3 Fund III.
(7)Reflects 829 shares of Common Stock held as of March 25, 2026, 49,824 shares issuable pursuant to deferred stock units that are vested or potentially issuable and 7,225 RSUs vesting within 60 days.
(8)Reflects 36,064 shares issuable pursuant to deferred stock units that are vested or potentially issuable, 38,800 shares issuable pursuant to stock options that are currently exercisable and 7,225 RSUs vesting within 60 days.
(9)Reflects 2,521,611 shares held by APR II, LLC. Mr. Mitchell, a member of the Company’s board of directors, serves as an adviser to APE II and may be deemed to have beneficial ownership of the shares held by APE II. The address of the principal business office for APE II is 6733 South Yale Avenue, Tulsa, Oklahoma, 74136. Also reflects 39,759 shares of Common Stock held as of March 25, 2026, 42,628 shares issuable pursuant to deferred stock units that are vested or potentially issuable and 7,225 RSUs vesting within 60 days.
(10)Reflects 34,731 shares issuable pursuant to deferred stock units that are vested or potentially issuable and 7,225 RSUs vesting within 60 days.
(11)Reflects 13,700 shares of Common Stock held as of March 25, 2026 and 4,310 RSUs vesting within 60 days.
(12)Reflects 112,331 shares of Common Stock held as of March 25, 2026 and 7,225 RSUs vesting within 60 days.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of February 28, 2026. Biographical information for each executive officer is provided below the table, other than for Mr. Shootman, whose biographical information is provided above under “Class II Directors.”

Name	Age	Position(s)
Alex Shootman	60	Chief Executive Officer
Cassandra Hudson	43	Chief Financial Officer
Douglas A. Linebarger	55	Chief Legal Officer

Cassandra Hudson has served as our Chief Financial Officer and Treasurer since November 1, 2025. Prior to joining Alkami, she served as Chief Financial Officer at StackAdapt, Inc. from July 2024 to July 2025, and prior to joining StackAdapt, Inc., she was the Chief Financial Officer at EngageSmart, Inc. from November 2020 to July 2024. Prior to joining EngageSmart, Inc., she was the Vice President of Finance and Chief Accounting Officer for Carbonite, a provider of data protection products for businesses, where she held various roles since 2008. Ms. Hudson also previously held positions at The Davenport Companies, RSM US LLP, and Henderson and Associates. Ms. Hudson holds a Bachelor of Science in Corporate Finance and Accounting and a Master of Business Administration, each from Bentley University and is a Certified Public Accountant in the Commonwealth of Massachusetts.

Douglas A. Linebarger has served as our Chief Legal Officer and Secretary since March 2018 and previously served as our Vice President, General Counsel and Secretary from April 2015 to March 2018. Prior to joining Alkami, from 2013 until 2015, Mr. Linebarger served as General Counsel and Secretary at One Network Enterprises, a global supply chain software company. From January 2007 until its acquisition by Dell Technologies Inc. in January 2013, Mr. Linebarger served as General Counsel and Secretary of Credant Technologies, a leading provider of data protection software solutions. Earlier in his career, Mr. Linebarger was an associate in the Corporate and Securities Section of the law firm Jenkens & Gilchrist, P.C. Mr. Linebarger holds a B.B.A. in Business from Baylor University and a J.D. from Baylor University School of Law.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities of the Company.

Based solely on our review of such reports submitted on EDGAR and written representations from the Company’s directors and officers, the Company believes that, for the fiscal year ended December 31, 2025, the Section 16(a) filing requirements were complied with by all persons subject to Section 16(a) of the Exchange Act, with the exception of a late Form 4 for each of W. Bryan Hill, Douglas A. Linebarger, Prerna Sachdeva and Alex Shootman due to an administrative error (each filed on February 26, 2025) related to grants of RSUs that occurred on February 20 (for Mr. Hill, Mr. Linebarger and Ms. Sachdeva) and 21, 2025 (for Mr. Shootman).

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) discusses our compensation policies and determinations that apply to our named executive officers. When we refer to our NEOs, we are referring to the following individuals whose 2025 compensation is set forth below in the Summary Compensation Table and subsequent compensation tables.

Name	Position
Alex Shootman	Chief Executive Officer
Cassandra Hudson[1]	Chief Financial Officer
Douglas A. Linebarger	Chief Legal Officer
W. Bryan Hill[1]	Former Chief Financial Officer
1 Ms. Hudson commenced service as our Chief Financial Officer on November 1, 2025, and Mr. Hill ceased serving as our Chief Financial Officer on October 31, 2025.

While the discussion in the CD&A is focused on our NEOs, many of our executive compensation programs apply broadly across our executive ranks.

EXECUTIVE SUMMARY

2025 Business Highlights

•GAAP total revenue of $443.6 million, an increase of 32.9% year-over-year
•GAAP net loss of $47.7 million, up from $40.8 million in 2024
•Adjusted EBITDA1 of $59.1 million, up from $26.9 million in 2024
•Generated cash flow from operating activities of $42.9 million, up from $18.6 million in 2024
•Ended the year with 22.4 million digital users, an increase of 2.4 million users year-over-year

(1)Adjusted EBITDA is a non-GAAP financial measure. For information on Adjusted EBITDA, a reconciliation to net loss, the most directly comparable GAAP financial measure, as calculated by us, please see Part II, Item 7: "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 26, 2026.

KEY 2025 COMPENSATION ACTIONS

Our goal is to retain and attract experienced and talented executive officers and to motivate them to achieve our short-term and long-term financial, operational and strategic objectives that we believe produce and promote stockholder value. To achieve this goal, we strive to strongly emphasize a culture of pay for performance in order to provide incentives and accountability for our executive officers in working toward the achievement of our objectives.

The primary elements of our total direct compensation program for the NEOs and a summary of the actions taken by the Compensation Committee during 2025 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2025 Compensation Actions
Base Salary	• Competitive base salaries help attract and retain executive talent.	• Merit-based increases for 2025 were established at 4.0%
Annual Cash Incentive Compensation	• Focus executives on achieving annual financial results that are key indicators of financial and operational performance.	• Annual cash incentive awards were earned above target at an average of 125.3% due to company performance
Long-Term Equity Incentive Compensation	• RSUs provide focus on stock price performance and align our NEOs’ interests with the interests of our stockholders while vesting serves our talent retention objectives.	• 2025 annual equity-based awards consisted of RSUs. • RSUs generally vest over four years, in equal quarterly installments.

EXECUTIVE COMPENSATION PRACTICES

The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophies and objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

☑ Pay for the performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation	☒ We do not provide tax gross-ups
☑ Pre-established annual bonus plan performance goals that are aligned with creation of stockholder value	☒ We do not allow hedging or short sales of our securities
☑ Review executive compensation practices of relevant peer group	☒ We do not allow pledging of our securities
☑ Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the Company
☑ Double-trigger vesting acceleration for equity awards in the event of a change in control
☑ Clawback policy
☑ Annual say-on-pay vote
ADVISORY NON-BINDING STOCKHOLDER VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our company and our compensation committee value the input of our stockholders. Our advisory non-binding say-on-pay vote held in 2025 received 89.0% of votes cast, which reflected strong stockholder support for our executive compensation program. In 2026, the Compensation Committee implemented for named executive officers a one year holding period for shares issued in settlement of RSUs, other than shares withheld or sold to cover tax obligations. We value the opinions of our stockholders. Our board and our compensation committee consider stockholder feedback, in addition to the outcome of our advisory non-binding say-on-pay vote, when making compensation decisions for our executive officers.

HOW WE DETERMINE EXECUTIVE COMPENSATION

Our Executive Compensation Philosophy and Objectives

The Compensation Committee believes that our executive compensation program should reward actions and behaviors that drive stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term financial, operational and strategic goals. To that end, the Compensation Committee’s goal is to implement an executive compensation program that is built upon the following objectives:

•Provide competitive target total direct compensation, while emphasizing a pay-for-performance culture;

•Align executives with long-term stockholder interests through equity compensation;
•Link realized compensation to financial metrics affecting long-term returns;
•Balance short-term financial results with long-term strategic objectives;
•Allow flexibility for recognizing significant individual achievements;
•Ensure strong governance, regulatory compliance, and risk management practices; and
•Promote internal pay equity.

Oversight Responsibilities for Executive Compensation

The table below summarizes the key oversight responsibilities for executive compensation.

Compensation Committee	•Establishes executive compensation philosophy
•Approves incentive compensation programs and target performance expectations for annual cash incentives under the Senior Executive Bonus Plan (SEBP) and long-term incentive (LTI) awards
•Approves all compensation actions for the NEOs, other than our CEO, including base salary, target and actual SEBP awards, LTI grants
All Independent Board Members	•Assess performance of the CEO •Approves all compensation actions for our CEO, including base salary, target and actual SEBP awards and LTI grants
Independent Committee Consultant — FW Cook
•Provides independent advice, research and analytical services on a variety of subjects to the Compensation Committee, including compensation of executive officers, nonemployee director compensation and executive compensation trends

•Participates in Compensation Committee meetings as requested and communicates with the Chair of the Compensation Committee between meetings

•Reports to the Compensation Committee, does not perform any other services for the Company, and has no economic or other ties to the Company or the management team that could compromise its independence or objectivity

CEO and Management
•Management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the Compensation Committee, which makes the final decisions, with advice from FW Cook, as appropriate
•Responsible for the administration of the compensation programs once Compensation Committee decisions are finalized

Peer Group Selection and Market Data

To obtain a broad view of competitive practices among industry peers and competitors for executive talent, the Compensation Committee reviews market data for peer group companies as well as industry-specific survey data. The peer group is used as a reference point to assess the competitiveness of base salary, incentive targets, and total direct compensation awarded to the NEOs and as information on market practices including share utilization and incentive plan designs.

For 2025 compensation decisions, the Compensation Committee utilized the peer group set forth below. The criteria for inclusion in the peer group includes preference toward cloud-based software companies with revenues between 0.5 to 2x of the Company’s estimated revenue for 2024 and market capitalization of 0.25x to 3x compared to the Company as of June 2024.

•A10 Networks •AvidXchange •BigCommerce •Certara •Definitive Healthcare •Enfusion •Flywire	•Health Catalyst •JFrog •MeridianLink •nCino •Olo •PagerDuty •Phreesia	•PROS •Q2 •Repay •Sprout Social •Workiva •Yext •Zuora

Based on data compiled by FW Cook at the time of the peer group review, our revenues (trailing four quarters), market capitalization as of June 30, 2024, and operating income were at the 34th, 81st and 26th percentiles, respectively, in relation to the peer group.

As an additional reference, our Compensation Committee also uses data from the Radford Global Technology executive compensation survey (Radford Survey) to evaluate the competitive market when formulating its recommendation for, or approving, the total direct compensation packages for our executive officers. The Radford Survey provides compensation market intelligence and is widely used within the technology industry. The Compensation Committee does not review the specific companies included in the Radford Survey and the data presented to the Compensation Committee is general and not specific to any particular subset of companies.

2025 NAMED EXECUTIVE OFFICER COMPENSATION

Base Salary

Base salaries are a fixed amount paid to each executive for performing his or her normal duties and responsibilities. We determine the amount based on the executive’s overall performance, level of responsibility, pay grade, competitive compensation practices data, and comparison to other company executives. Our NEOs received the following annual base salary increases in fiscal year 2025:

	2024 Base Salary	Increase %	2025 Base Salary
Alex Shootman	$537,000	4%	$558,480
Cassandra Hudson	—	—	$460,000
Douglas A. Linebarger	$400,400	4%	$416,416
W. Bryan Hill	$478,400	4%	$497,536

Senior Executive Bonus Plan (SEBP)

The Senior Executive Bonus Plan (SEBP) is a cash bonus plan that incentivizes short-term (i.e., annual) financial and operational performance. The Compensation Committee establishes a target annual bonus opportunity as a percentage of base salary upon hire of an executive officer and annually reviews our NEO bonus opportunities to ensure they are competitive. The target annual incentive opportunity as a percent of annual base salary for each of our NEOs in 2025 was as follows:

	2025 Annual Bonus Opportunity as Percent of Base Salary (%)	2025 Target Bonus Opportunity ($)
Alex Shootman	100%	$558,480
Cassandra Hudson[1]	70%	$53,667
Douglas A. Linebarger	50%	$208,208
W. Bryan Hill[2]	75%	$373,152
1 Per Ms. Hudson’s employment agreement, filed as an exhibit to the Company’s Current Report on Form 8-K filed on October 30, 2025, Ms. Hudson’s bonus is to be prorated based on the November 1, 2025 effective date.
2 Per Mr. Hill’s consulting agreement, filed as an exhibit to the Company’s Current Report on Form 8-K filed on April 30, 2025, Mr. Hill received a SEBP payout for 2025 at the same percentage as the SEBP payout to other members of the Company’s executive team.

The Compensation Committee undertakes a rigorous review and analysis to establish annual performance goals under the SEBP. For 2025, the Compensation Committee established the following goals and payout levels under the SEBP:

Goals	Weighting	Rationale For Metric	Payout Range
GAAP Revenue	60%	• Measure of our top-line performance and a key metric for our investors	50% - 200%
Adjusted EBITDA	40%	• Adjusted EBITDA (defined below) is reflective of our operating performance and a key metric for our investors	50% - 200%

Adjusted EBITDA is a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). We define Adjusted EBITDA as net loss before (benefit from) provision for income taxes; gain on financial instruments; interest expense (income), net; depreciation and amortization; stock-based compensation expense; secondary offering related expenses; acquisition-related expenses; loss on extinguishment of debt; loss on impairment of intangible assets; and stockholder matters related expenses.

The threshold, target and maximum performance and payout opportunities under the 2025 SEBP (subject to interpolation between points), along with the actual performance achieved and related payout percentage, are set forth below:

	Threshold	Target	Maximum	Actual	% of Target Achieved	Payout %
Payout %	50%	100%	200%
GAAP Revenue ($ millions)	$439.0	$447.5	$460.9	$443.6	99.1%	77.3%
Adjusted EBITDA ($ millions)	$50.1	$53.9	$59.2	$59.1	109.7%	197.2%
Weighted Average Payout for Financial Goals: 125.3%

Determination of 2025 Annual Bonus Amounts

The Compensation Committee determined the 2025 annual bonus amounts for the NEOs using the following framework:

Base Salary	X	Target Bonus Opportunity %	X	Financial Performance Payout %	=	Annual Cash Incentive Payout

Based on the achievement of the 2025 financial and individual performance goals, the annual bonus amounts paid to our NEOs for 2025 were as follows.

	Annual Cash Incentive Opportunity		Annual Cash Incentive Paid
		% of Target
Alex Shootman	$558,480	125.3%	$699,775
Cassandra Hudson	$53,667	125.3%	$67,244
Douglas A. Linebarger	$208,208	125.3%	$260,885
W. Bryan Hill	$373,152	125.3%	$467,560

We have adopted a similar SEBP in which all of our NEOs participate for 2026.

Long-Term Incentive Program

Our primary equity compensation plan is the 2021 Incentive Award Plan (the “2021 Plan”), which our stockholders approved in April 2021. We have granted stock options and RSUs to our employees, including our named executive officers, in order to attract and retain them, as well as to align their interests with the interests of our stockholders. In order to provide a long-term incentive, these stock options and RSUs generally vest over three to five years subject to continued service to our Company. In 2025, the Compensation Committee approved long-term incentive awards in the form of 100% time-based RSUs for the Company’s executive officers. This design reflects the Company’s current stage of growth and strategic priorities. Grant sizes were determined based on a holistic assessment of individual performance, internal equity, competitive market data, and broader talent and retention considerations. The RSUs vest in equal quarterly installments over four years, subject to continued employment. The Compensation Committee believes this structure appropriately balances retention objectives with long-term alignment to stockholder interest.

During 2025, the Compensation Committee approved the grant of the following annual RSUs.

	RSUs		Rationale and
	Target Value (1)	Award (#)	Key Features
Alex Shootman	$7,000,000	199,829
•Align pay and company performance as reflected in our stock price.
•Encourage retention of our executive officers' services and promote ownership by our executives in company stock.
•RSUs vest as to 1/16th of the original number of RSUs underlying each award quarterly over four years, subject to continued service through the applicable vesting dates.

Cassandra Hudson	$6,000,000	293,686
Douglas A. Linebarger	$2,000,000	57,094
W. Bryan Hill	$4,000,000	114,188

(1) Target Value is different than grant date fair value and converted into a number of RSUs using a 20-day average closing price of our Common Stock prior to the grant date. Please see the Summary Compensation Table below for information on the grant date fair value of the NEOs’ RSUs.

In 2026, the Compensation Committee changed our RSU program as to named NEOs to implement a mandatory holding period. RSUs granted in 2026 vest quarterly over 4 years but, other than shares withheld or sold to cover tax obligations, shares issued in settlement of the RSUs must be held for one year following issuance.

Retirement, Health, Welfare, Perquisites and Personal Benefits

We did not generally provide perquisites to our NEOs that were not generally available to all of our other full-time employees in 2025. Our executive leadership team, including our NEOs, are eligible for a monthly cell phone and home allowance of $200 that is intended to offset the cost of cell phone service, internet access, equipment, and office supplies.

We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. We currently match 25% of a participant’s annual eligible contribution to the 401(k) plan, up to 8% of their annual eligible earnings or up to the Internal Revenue Service limit, whichever is lower. The Company contributions vest based on the employee’s tenure with the Company. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans. These health and welfare plans include medical, dental and vision benefits; short-term and long-term disability insurance; and group term life insurance and supplemental life and accidental death and dismemberment insurance.

Each of our NEOs is party to an employment agreement with us that sets forth the terms and conditions of employment of the NEO, including an initial base salary, target bonus opportunity, and equity grants and employee benefits eligibility. The employment agreements provide for certain severance benefits and payments both outside of and in connection with a change in control. A description of such severance benefits and payments, as well as information on the estimated amount of payments and benefits that our NEOs would have been eligible to receive as of December 31, 2025, is set forth in the subsection titled “—Potential Payments Upon Termination or Change in Control” below.

OTHER COMPENSATION AND GOVERNANCE MATTERS

Clawback Policy

The Compensation Committee has adopted a Compensation Recovery Policy, which provides that, in the event the Company is required to prepare an accounting restatement due to material non-compliance with a financial reporting requirement under the federal securities laws, the Company will recover any incentive-based compensation received by any current and certain former executive officers after the effective date of the policy and during the three-year period preceding the date on which the Company is required to prepare the restatement that is in excess of what would have been paid or earned by such executive officer had the financial results been properly reported.

Prohibition on Short Sales, Publicly Traded Options, Hedging and Pledging

Our Insider Trading Compliance Policy applies to all our employees and directors, including our NEOs. We prohibit our employees and members of the Board from speculating in our equity securities, including the use of short sales or any trading in publicly available options or derivative securities with respect to Alkami stock. We prohibit our employees and members of the Board from purchasing Alkami stock on margin (i.e., borrowing money from a brokerage firm, bank or other entity in order to buy Alkami stock). In addition, our employees and members of the Board are further prohibited from pledging Company securities as collateral for a loan (whether in a margin account or otherwise). The policy also prohibits our directors, officers and employees and any entities they control from purchasing financial instruments such as zero-cost collars and forward sale contracts, or otherwise engaging in transactions that hedge, or are designed to hedge, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director or employee to no longer have the same objectives as the Company’s other stockholders.

Timing of Grants of Equity Awards

Neither the Board nor the Compensation Committee takes material non-public information into account when determining the timing of equity awards and we do not time the release of material nonpublic information based on equity award grant dates. The Company did not grant awards of stock options, stock appreciation rights or similar option-like instruments during fiscal 2025. Accordingly, we have nothing to report under Item 402(x) of Regulation S-K.

Risk Assessment

In February 2026, the Compensation Committee reviewed and evaluated the Company’s executive and employee compensation practices and concluded, based on this review, that any risks associated with such practices are not likely to have a material adverse effect on the Company.

Tax Deductibility Policy

The Compensation Committee takes into consideration the potential tax deductibility of the compensation as one of the factors to be considered when establishing our executive compensation program. However, the Compensation Committee believes that its primary focus should be to structure a compensation program that attracts, retains and rewards our executive officers who are critical to our success. Accordingly, the Compensation Committee retains the flexibility necessary to provide cash and equity-based compensation in line with its compensation philosophy and competitive practices, even if these amounts are not fully tax deductible.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement, which is incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Submitted by the Compensation Committee:
Raphael Osnoss, Chair
Joseph Payne
Brian R. Smith
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

2025 Summary Compensation Table
The following table sets forth information regarding compensation awarded to or earned by the NEOs listed below during the year ended December 31, 2025.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation(3)	Total ($)
Alex Shootman Chief Executive Officer	2025	558,480	—		6,222,675		699,775	11,088	7,492,018
	2024	537,000	—		6,564,674		671,787	8,250	7,781,711
	2023	516,500	—		3,090,000		690,561	8,975	4,306,036
Cassandra Hudson (4) Chief Financial Officer	2025	77,567	25,000	(5)	6,261,386		67,244	1,285	6,432,482
Douglas A. Linebarger Chief Legal Officer	2025	416,416	—		1,817,302		260,885	3,360	2,497,963
	2024	400,400	—		1,588,478		250,450	2,500	2,241,828
W. Bryan Hill (6) Former Chief Financial Officer	2025	497,536	—		6,668,933	(7)	—	486,555	7,653,024
	2024	478,400	—		3,971,320		448,859	9,541	4,908,120
	2023	460,000	—		4,097,376		461,265	10,299	5,028,940

(1) Amounts shown do not reflect compensation actually received. Instead the amounts shown are the aggregate grant date fair value of RSU awards granted, and the incremental fair value of RSU awards modified, in each case, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.
(2) Amounts represent annual bonuses earned under the Senior Executive Bonus Plan based on the achievement of performance goals.
(3) $8,688, $6,995, $960 and $385 of the amount reported constitutes matching contributions made under our 401(k) Plan to Messrs. Shootman, Hill, Linebarger, and Ms. Hudson, respectively. $2,400, $2,000, $2,400, and $900, respectively, of the amount reported relates to cell phone stipends and home allowance for Messrs. Shootman, Hill, Linebarger, and Ms. Hudson, respectively. $467,560 and $10,000 of the amount reported for Mr. Hill constitute his annual bonus and consulting fees earned during 2025, respectively, in each case, pursuant to the consulting agreement entered into in connection with his termination of employment.
(4) Ms. Hudson commenced service as our Chief Financial Officer on November 1, 2025.
(5) Amount reported for Ms. Hudson constitutes a signing bonus awarded on November 14, 2025.
(6) Mr. Hill retired from his position as our Chief Financial Officer on October 31, 2025 but continues to provide consulting services to us pursuant to a consulting agreement.
(7) For Mr. Hill, the actual grant date fair value of stock awards granted in 2025 was $3,634,604. The additional amount shown in this column, $3,034,329, represents the incremental fair value of 2023, 2024 and 2025 RSU awards, as required under applicable accounting guidance, resulting from the modification of such awards in connection with Mr. Hill’s retirement and continued vesting of such awards pursuant to a consulting agreement. Under SEC disclosure rules, the incremental fair value of the modification is required to be reported in the Summary Compensation Table; however, this modification does not constitute the grant of any additional stock awards.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2025

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name and Principal Position	Grant Date		Threshold ($)	Target ($)	Maximum ($)
Alex Shootman Chief Executive Officer			279,240	558,480	1,116,960	—	—
	2/21/2025		—	—	—	199,829	6,222,675
Cassandra Hudson[4] Chief Financial Officer			26,834	53,667	107,334	—	—
	11/29/2025					293,686	6,261,386
Douglas A. Linebarger Chief Legal Officer			104,104	208,208	416,416	—	—
	2/20/2025		—	—	—	57,094	1,817,302
W. Bryan Hill Former Chief Financial Officer			186,576	373,152	746,304	—	—
	2/20/2025		—	—	—	114,188	3,634,604
	10/31/2025	(4)	—	—	—	149,548	3,034,329
(1) The Non-Equity Incentive Plan Awards consist of cash bonuses under the SEBP. Pursuant to the terms of the SEBP, bonus amounts are based on base salary earned during the year by each NEO.

(2) The incentive stock awards granted to Messrs. Linebarger and Hill on February 20, 2025, Mr. Shootman on February 21, 2025, and Ms. Hudson on November 29, 2025 were granted under the 2021 Incentive Award Plan and vest as to 1/16th of the original number of RSUs underlying each award quarterly over four years, subject to continued service through the applicable vesting dates.
(3) In accordance with SEC rules, the amount shown reflects the grant date fair value of stock awards granted, and the incremental fair value of RSU awards modified, during fiscal 2025 calculated pursuant to FASB ASC 718. The assumptions used to calculate the valuation of the awards for fiscal 2025 are set forth in Note 2 to the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
(4) On April 29, 2025, we entered into a consulting agreement with Mr. Hill that provided, upon his retirement on October 31, 2025, for his RSUs to continue to vest based on his continued services as a consultant following his termination of employment with us. The number of RSUs reported are those for which vesting was modified, and the amount reported in the Grant Date Fair Value of Stock or Option Awards represents the aggregate incremental fair value related to the modification.

Outstanding Equity Awards at December 31, 2025

The following table provides information regarding outstanding equity awards held by our NEOs at December 31, 2025.

			Options Awards				Stock Awards
			Number of	Number of			Number of	Market Value
			Securities	Securities			Shares or	of Shares
			Underlying	Underlying			Units of	or Units of
			Unexercised	Unexercised	Option	Option	Stock that	Stock that
	Grant		Options (#)	Options (#)	Exercise	Expiration	have not	have not
Name	Date		Exercisable	Unexercisable	Price ($)	Date	vested (#)	Vested ($)(1)
Alex Shootman	3/3/2023	(2)	—	—	—	—	62,500	1,441,875
	2/22/2024	(3)	—	—	—	—	145,328	3,352,717
	2/21/2025	(4)	—	—	—	—	162,362	3,745,691

Cassandra Hudson	11/29/2025	(5)					293,686	6,775,336

Douglas A. Linebarger	2/5/2021	(6)	4,225	—	15.46	2/4/2031	—	—
	2/16/2022	(7)	—	—	—	—	4,555	105,084
	2/15/2023	(8)	—	—	—	—	39,043	900,722
	2/21/2024	(9)	—	—	—	—	35,772	825,260
	2/20/2025	(10)	—	—	—	—	46,390	1,070,217

W. Bryan Hill	2/16/2022	(11)	—	—	—	—	11,280	260,230
	2/15/2023	(11)	—	—	—	—	20,820	480,317
	2/21/2024	(11)	—	—	—	—	89,428	2,063,104
	2/20/2025	(11)	—	—	—	—	92,780	2,140,435
(1)Amounts calculated using $23.07 per share, the closing trading price of our Common Stock on December 31, 2025, the last trading day of the year.
(2)Remaining RSUs vest in substantially equal quarterly installments through March 8, 2027, subject to continued service through the applicable vesting date.
(3)Remaining RSUs vest in substantially equal quarterly installments through March 8, 2028, subject to continued service through the applicable vesting date.
(4)Remaining RSUs vest in substantially equal quarterly installments through March 8, 2029, subject to continued service through the applicable vesting date.
(5)Remaining RSUs vest in substantially equal quarterly installments through December 1, 2029, subject to continued service through the applicable vesting date.
(6)1/48th of the shares originally subject to the option vest monthly measured from March 5, 2021, subject to continued service through the applicable vesting date.
(7)Remaining RSUs vest in substantially equal quarterly installments through March 1, 2026, subject to continued service through the applicable vesting date.
(8)Remaining RSUs vest in substantially equal quarterly installments through March 1, 2027, subject to continued service through the applicable vesting date.
(9)Remaining RSUs vest in substantially equal quarterly installments through March 1, 2028, subject to continued service through the applicable vesting date.
(10)Remaining RSUs vest in substantially equal quarterly installments through March 1, 2029, subject to continued service through the applicable vesting date.
(11)Remaining RSUs vest in substantially equal quarterly installments through December 15, 2026, pursuant to the terms of a consulting agreement, as described on Form 8-K filed with the Securities and Exchange Commission on April 30, 2025.

Option Exercises and Stock Vested in 2025

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
Alex Shootman Chief Executive Officer	—		—	402,051	10,534,507
Cassandra Hudson Chief Financial Officer	—		—	—	—
Douglas A. Linebarger Chief Legal Officer	—	249,975	—	76,000	1,995,929
W. Bryan Hill Former Chief Financial Officer	107,350		3,140,730	189,504	4,984,495
(1) Calculated by multiplying (i) the fair market value of Common Stock on the exercise date, which was determined using the closing price on Nasdaq of a share of Common Stock on the date of exercise, or if such day is a holiday, on the immediately preceding trading day, less the applicable exercise price, by (ii) the number of shares of Common Stock acquired upon exercise.

(2) Calculated by multiplying (i) the fair market value of Common Stock on the vesting date, which was determined using the closing price on Nasdaq of a share of Common Stock on the vesting date, or if such day is a holiday or weekend, on the immediately preceding trading day, by (ii) the number of shares of Common Stock acquired upon vesting.
Pension Benefits and Nonqualified Deferred Compensation

Our NEOs are not eligible for pension benefits and are not party to nonqualified deferred compensation arrangements.

Potential Payments Upon Termination or Change in Control

The employment agreements we have entered into with our NEOs include eligibility for severance benefits and payments. Each employment agreement provides that if the executive’s employment is terminated by the Company without “cause” or the executive resigns for “good reason” (each as defined in the agreement), the executive will be eligible to receive: (i) cash severance in an amount equal to 100% of the executive’s base salary, payable over a period of 12 months; and (ii) up to 12 months (for Mr. Shootman) or up to 9 months (for Ms. Hudson and Mr. Linebarger) of Company-paid healthcare continuation coverage.

In addition, each employment agreement provides that if the executive’s employment is terminated by the Company without “cause” or the executive resigns for “good reason” during the period beginning three months before and ending two years after a change in control, in lieu of severance described above, the executive will be eligible to receive: (i) cash severance in an amount equal to the sum of 150% (for Mr. Shootman) or 100% (for Ms. Hudson and Mr. Linebarger) of the executive’s base salary, 100% of the executive’s target annual bonus, and a prorated target annual bonus, payable over a period of 12 months; (ii) up to 18 months (for Mr. Shootman) or up to 12 months (for Ms. Hudson and Mr. Linebarger) of Company-paid healthcare continuation coverage; and (iii) full vesting acceleration of the executive’s outstanding equity awards.

The foregoing severance benefits are subject to the executive signing a general release of claims against the Company and its affiliates in a form acceptable to the Company.

In the event of death or disability, the agreements for Mr. Shootman and Ms. Hudson provide for a lump sum payment equal to a prorated annual target bonus for the year in which the termination occurs.

Additionally, if the Company undergoes a change of control transaction and the executive’s equity awards are not assumed, continued or substituted in the transaction, the vesting of the equity awards will fully accelerate.

Mr. Bryan Hill, the Company’s former Chief Financial Officer, retired on October 31, 2025 (the “Retirement Date”). Prior to Mr. Hill’s retirement, he and the Company entered into a consulting agreement. The consulting agreement provided that, on the Retirement Date, Mr. Hill would transition to the role of consultant through December 15, 2026, to help facilitate the succession process. The consulting agreement provided compensation of $5,000 per month, provided for the payout of Mr. Hill’s 2025 Senior Executive Bonus Plan at the same time as other executive officers, which was $467,560, and provided continued vesting of his RSUs through December 15, 2026, which had an aggregate incremental fair value of $3,034,329.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our NEOs. Payments and benefits are estimated assuming that the triggering event took place on December 31, 2025, and the price per share of our Common Stock is the closing price as of December 31, 2025 ($23.07).

Executive Benefits and Payments Upon Termination	Involuntary Termination without Cause or Resignation of Executive for Good Reason not in connection to Change in Control ($)	Involuntary Termination without Cause or Resignation of Executive for Good Reason with Change in Control ($)	Death or Disability ($)
Alex Shootman
Base Salary	558,480	837,720	—
Target Annual Bonus	—	1,116,960	558,480
COBRA	30,008	45,012	—
Acceleration of Unvested RSUs	—	8,540,283	—

Cassandra Hudson
Base Salary	460,000	460,000	—
Target Annual Bonus	—	322,000	322,000
COBRA	—	—	—
Acceleration of Unvested RSUs	—	6,775,336	—

Douglas A. Linebarger
Base Salary	416,416	416,416	—
Target Annual Bonus	—	416,416	—
COBRA	22,506	30,008	—
Acceleration of Unvested RSUs	—	2,901,283	—

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2025:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining for Issuance under Equity Compensation Plans (excluding securities reflected in column)(a))
Equity compensation plans approved by security holders(1)	6,830,923	$10.68(2)	21,071,867(3)
Equity compensation plans not approved by security holders	—	—	—
Total	6,830,923	$10.68	21,071,867
(1)Consists of the 2011 Equity Incentive Plan (the “2011 Plan”), the 2021 Plan and the Employee Stock Purchase Plan (the “ESPP”).
(2)Excludes RSUs which have no exercise price and excludes outstanding purchase rights under the ESPP. The maximum number of shares of Common Stock that could be purchased under outstanding purchase rights under the ESPP during the offering period in effect as of December 31, 2025 was 45,313.
(3)Includes 18,311,054 shares of Common Stock available for issuance under the 2021 Plan and 2,760,813 shares of Common Stock available for issuance under the ESPP as of December 31, 2025. In connection with the effectiveness of the 2021 Plan in April 2021, no further grants are made under the 2011 Plan. The number of shares of Common Stock reserved for issuance pursuant to equity awards under the 2021 Plan will automatically increase on the first day of each fiscal year through 2031, equal to the lesser of (i) 5% of the shares of stock outstanding (on an as- converted basis) on the last day of the immediately preceding year and (ii) such smaller number of shares of stock as determined by our Board; provided, however, that no more than 75,000,000 shares of stock may be issued upon the exercise of incentive stock options. The number of shares of Common Stock reserved for issuance under the ESPP will increase on the first day of each fiscal year through 2031, equal to the lesser of (i) 1% of the shares of Common Stock outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (ii) such number of shares of Common Stock as determined by our Board; provided, however, no more than 14,752,500 shares of our Common Stock may be issued under the ESPP. The shares reserved for issuance under the ESPP may be authorized but unissued shares or reacquired shares.

Limitation on Liability and Indemnification Matters
Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws limit our directors’ liability, and provide that we may indemnify our directors and officers to the fullest extent permitted under the General Corporation Law of the State of Delaware (the “DGCL”). Specifically, our directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:
•for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•under Section 174 of the DGCL; or
•for any transaction from which a director or officer derives an improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The provision regarding indemnification of our directors, officers and certain other employees in our Amended and Restated Certificate of Incorporation will generally not limit liability under state or federal securities laws.

Delaware law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with our company against judgments, penalties, fines, settlements and reasonable expenses, including reasonable attorney’s fees. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. In addition, we are party to certain indemnification agreements pursuant to which we have agreed to indemnify the employees who are party thereto.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage our stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors, officers and certain other employees, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against our directors, officers and certain other employees pursuant to these indemnification provisions.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Shootman:

For 2025:

•the annual total compensation of our median employee was $193,643;

•the annual total compensation of our CEO was $7,492,018; and

•the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees was 39 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

We identified the employee with compensation at the median of the annual total compensation of all our employees in 2025 using the following methodology:

•In determining our employee population, we considered the individuals, excluding our CEO, who were employed by us and our consolidated subsidiaries on December 31, 2025, whether employed on a full-time, part-time, seasonal or temporary basis. We did not include any contractors or other non-employee workers in our employee population.

•To identify our median employee, we chose to use the sum of the following amounts: (i) salary or gross wages paid for fiscal 2025, (ii) bonuses and cash incentives paid for fiscal 2025 (excluding allowances, relocation payments, and profit-sharing) and (iii) equity value awarded annually based on the employee level. We selected the foregoing compensation elements because they represented our principal broad-based compensation elements. Payments not made in U.S. dollars were converted to U.S. dollars. After identifying the median employee, we calculated annual total compensation for the median employee according to the methodology used to report the annual compensation of our NEOs in the 2025 Summary Compensation Table.

•For permanent employees hired during 2025, we annualized their salary or base pay as if they had been employed for the entire measurement period. For simplicity, for hourly employees we calculated annual base pay using a reasonable estimate of the hours worked during 2025 for hourly employees and stated base salary as of December 31, 2025 for our remaining employees. We did not make any cost-of-living adjustment.

As disclosed in the 2025 Summary Compensation Table, the annual total compensation for our CEO was $7,492,018.

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company's compensation practices and pay ratio disclosures.

PAY VERSUS PERFORMANCE

The following information sets forth the relationship between executive "compensation actually paid" or "CAP" as calculated as described below and certain financial performance of the Company in accordance with SEC rules. It includes compensation for our Principal Executive Officer, or PEO, and average compensation for our NEOs other than our PEO, or the non-PEO NEOs.

					Value of Initial Fixed $100 Investment Based on:
			Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(2)	Total Shareholder Return(3)	S&P 1500 Application Software Index Total Stockholder Return(3)
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)					Net Income (in thousands)	Revenue (in thousands)(4)
2025	$7,492,018	$(651,939)	$5,527,823	$2,501,928	$115.00	$123.21	$(47,652)	$443,639
2024	$7,781,711	$16,736,922	$3,320,850	$7,093,507	$182.85	$117.37	$(40,835)	$333,849
2023	$4,306,036	$11,410,536	$4,051,065	$8,567,454	$120.89	$106.63	$(62,913)	$264,831
2022	$998,299	$(4,781,701)	$5,577,254	$2,997,881	$72.73	$64.93	$(58,600)	$204,270
(1)Amounts reported in these columns represent the total compensation as reported in the Summary Compensation Table for our CEO during each applicable fiscal year and the average of the total compensation as reported in the Summary Compensation Table for our remaining NEOs for the relevant fiscal year, which captures the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2025	Alex Shootman	W. Bryan Hill, Cassandra Hudson, Douglas A. Linebarger
2024	Alex Shootman	W. Bryan Hill, Stephen Bohanon, Douglas A. Linebarger
2023	Alex Shootman	W. Bryan Hill, Stephen Bohanon
2022	Alex Shootman	W. Bryan Hill, Stephen Bohanon

(2)The calculation of 2025 Compensation Actually Paid reflects certain adjustments to the Total Compensation as reflected in the Summary Compensation Table for the CEO and our remaining NEOs as set forth below:
  Fair value or change in fair value, as applicable, of equity awards in the Compensation Actually Paid columns is calculated in accordance with ASC Topic 718 and was determined by reference to the closing price per share on the applicable year‑end date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s). Fair value is determined based on the same methodology as used to determine grant‑date fair value. For additional information on the assumptions used to calculate the valuation of the awards, see the Note 2 to our consolidated financial statements in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2025 and prior fiscal years.

(3)Represents the cumulative total shareholder return (TSR) on our Common Stock and the cumulative TSR on the S&P 1500 Application Software Index (the “Peer Group TSR”), which is the same peer group used for the Stock Return Performance Graph included in our Annual Report on Form 10‑K, through December 31, 2022, 2023, 2024, and 2025. The table assumes $100 was invested at the market close on December 31, 2021. Data for the Peer Group TSR assumes reinvestment of dividends.

(4)The most important financial performance measure used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2025 to our performance was GAAP revenue.

	PEO	NEO
	2025	2025
Summary Compensation table total for applicable year	$7,492,018	$5,527,823
Decrease in Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(6,222,675)	(4,915,874)
Increase in Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	3,745,691	3,328,663
Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(2,828,539)	(911,407)
Increase in Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	969,646	267,707
Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(3,808,080)	(794,984)
Compensation Actually Paid	$(651,939)	$2,501,928

Narrative Disclosure to Pay Versus Performance Table

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the cumulative TSR over the four most recently completed fiscal years for the Company and the S&P Composite 1500 Application Software Index. TSR values begin with and are indexed to close of trading on December 31, 2021.

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and net income over the four most recently completed fiscal years for the Company.

Alkami Technology, Inc. CAP vs Net Income
Compensation Actually Paid ($M)
$20.00
$15.00
$10.00
$5.00
$0.00
-$5.00
Net Income ($ in thousands)
$-35000
$-40000
$-45000
$-50000
$-55000
$-60000
$-65000
$-70000
2022
2023
2024
2025
Net Income ($ in thousands)
PEO CAP ($M) - Alex Shootman
Avg NEO CAP ($M)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and revenue over the four most recently completed fiscal years for the Company.

Pay Versus Performance Tabular List

We believe that the following represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2025 to our performance:

1.Revenue
2.Adjusted EBITDA1

(1)Adjusted EBITDA is a non-GAAP financial measure. For information on Adjusted EBITDA, a reconciliation to net loss, the most directly comparable GAAP financial measure, as calculated by us, please see Part II, Item 7: "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 26, 2026.

PROPOSAL 3
ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to the Dodd-Frank Act and Section 14(a) of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the overall compensation of our NEOs as disclosed in the “Compensation Discussion and Analysis” section of this proxy statement. This advisory vote is commonly referred to as “Say-on-Pay.”

Our Board is committed to corporate governance best practices and recognizes the substantial interests that stockholders have in executive compensation matters. The Compensation Committee has designed our executive compensation program to achieve the following key objectives:

•retain and attract experienced and talented executive officers; and

•emphasize a culture of pay for performance and motivate our executive officers to achieve our short-term and long-term financial, operational and strategic objectives that we believe produce and promote stockholder value.

We encourage stockholders to review the “Compensation Discussion and Analysis,” section of this proxy statement, which describes in detail our executive compensation philosophy and the design of our executive compensation program. The Company believes that its executive compensation program is strongly aligned with our stockholders’ interests and consistent with current market practices. The compensation of our NEOs is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. Accordingly, our Board is asking our stockholders to approve the compensation of our NEOs as described in this proxy statement by voting “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The vote sought by this proposal is advisory and not binding on the Company, the Board or the Compensation Committee. Although the vote is advisory and non-binding, the Board and the Compensation Committee value the input of the Company’s stockholders and will consider the outcome of the vote when making future executive compensation determinations.

We currently intend to hold annual say-on-pay votes to approve executive compensation annually. Accordingly, we anticipate the next say-on-pay vote will be held at the Company’s 2027 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

DIRECTOR COMPENSATION

The following table shows certain information with respect to the compensation of all non-employee directors of the Company for the fiscal year ended December 31, 2025.

Name	Fees Earned or Paid In Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Maria Alvarez	42,190	222,475	264,665
Todd Clark(3)	11,250	19	11,269
Charles Kane	50,000	222,458	272,458
Steven Mitchell	35,000	222,501	257,501
Susanna Morgan(4)	17,634	330,591	348,225
Gary Nelson(3)	13,750	27	13,777
Raphael Osnoss	50,000	222,458	272,458
Joseph Payne(5)	28,586	398,053	426,639
Brian R. Smith	78,881	222,491	301,372
Barbara Yastine	43,750	222,458	266,208
(1)Ms. Alvarez and Messrs. Clark, Mitchell, Nelson and Smith elected to be paid their cash retainers in fully vested RSUs, and amounts reported for them constitute the grant date fair value of the fully vested RSUs granted to them up to the amount of the cash fees to which they were entitled, as calculated in accordance with FASB ASC Topic 718. The grant date fair value of the fully vested RSUs granted in excess of the cash fees that would have been paid in the amount of $17, $19, $43, $27 and $33 are included for Ms. Alvarez and Messrs. Clark, Mitchell, Nelson and Smith, respectively, in amounts reported under the Stock Awards column.
(2)Amounts reported represent the aggregate grant date fair value of RSUs granted to our non-employee directors computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. As of December 31, 2025, our non-employee directors had equity awards outstanding with respect to the following number of shares:

Name	Shares Underlying Option Awards Exercisable	Unvested RSUs
Maria Alvarez	—	15,857
Todd Clark	—	—
Charles Kane	38,800	7,225
Steven Mitchell	—	7,225
Susanna Morgan	—	11,769
Gary Nelson	—	—
Raphael Osnoss	—	7,225
Joseph Payne	—	12,928
Brian R. Smith	—	7,225
Barbara Yastine	—	7,225
(3) Messrs. Clark and Nelson ceased serving on our Board on May 14, 2025.
(4) Ms. Morgan commenced service on our Board on June 29, 2025.
(5) Mr. Payne commenced service on our Board on May 14, 2025.

We have approved a compensation program for our non-employee directors (“Director Compensation Program”). Under the Director Compensation Program, our non-employee directors will receive cash compensation as follows:
•Each non-employee director receives an annual cash retainer of $30,000 per year.
•Any non-executive chairperson will receive an annual cash retainer of $60,000 per year.
•The members of the following committees will receive additional annual cash retainers in the amounts set forth below, depending on whether the member serves as chairperson of the committee:

Committee	Chair	Non-Chair
Audit Committee Member	$20,000	$10,000
Compensation Committee Member	$15,000	$7,500
Information Systems Audit Committee Member	$15,000	$7,500
Nominating and Corporate Governance Committee Member	$10,000	$5,000

•All annual cash retainers are paid quarterly in arrears promptly following the end of the applicable quarter.
•Each non-employee director may elect to receive all or part of his or her annual cash retainer in the form of RSUs under our 2021 Plan. Elections to convert all or part of the annual cash retainer into RSUs must generally be made on or before December 31 of the year before the year in which the annual cash retainer is scheduled to be paid, or such earlier deadline as established by our Board or Compensation Committee. Each individual who first becomes a non-employee director is permitted to elect to convert the annual cash retainer payments scheduled to be paid in the same calendar year into RSUs, provided that the election is made before the date the individual becomes a non-employee director. RSUs granted in lieu of all or a portion of the annual cash retainer are fully vested on the date of grant, and the number of RSUs is calculated by dividing (a) the amount of the annual retainer that would have otherwise been paid by (b) the average per share closing trading price of our Common Stock over the most recent 30 trading days as of the grant date.
•If permitted by our Board or the Compensation Committee, non-employee directors may elect to defer all or part of the settlement of their RSUs (whether issuable in lieu of all or a portion of the annual cash retainer or issuable under their Initial Grant or Annual Grant, described below). Any such deferral election is subject to the rules, conditions and procedures as determined by our Board or the Compensation Committee in its sole discretion, which are intended to comply with the requirements of Section 409A of the Internal Revenue Code. The timing of the settlement of any deferred RSUs is made in accordance with the terms of the applicable deferral election. As of December 31, 2025, Ms. Alvarez and Messrs. Kane, Mitchell, Osnoss and Smith deferred settlement of 41,192, 74,864, 42,232, 34,731, and 49,213 vested RSUs, respectively, under the Director Compensation Program.
•Upon a non-employee director’s initial appointment or election to our Board, the director will automatically be granted an award of a number of RSUs calculated by dividing (a) $340,000 by (b) the average per share closing trading price of our Common Stock over the most recent 30 trading days as of the grant date (the “Initial Grant”). The Initial Grant will vest as to one-third of the underlying shares on each anniversary of the grant date, subject to continued service through each applicable vesting date.
•Each non-employee director who has served for at least four months as of the date of each annual meeting of stockholders and will continue to serve thereafter will automatically be granted on the date of the annual meeting of stockholders an award of a number of RSUs calculated by dividing (a) $190,000 by (b) the average per share closing trading price of our Common Stock over the most recent 30 trading days as of the grant date (the “Annual Grant”). Each Annual Grant will vest on the earlier of (i) the first anniversary of the grant date and (ii) immediately before our annual meeting of stockholders following the grant date, subject to continued service through the applicable vesting date.
•In the event of a change in control (as defined in the 2021 Plan), each Initial Grant and Annual Grant, along with any other equity-based awards held by any non-employee director, will vest and, if applicable, become exercisable immediately before such change in control.

Additionally, we provide reimbursement to our non-employee directors for their reasonable expenses incurred in attending meetings of our Board and its committees.

TRANSACTIONS WITH RELATED PERSONS

POLICY AND PROCEDURES FOR RELATED PARTY TRANSACTIONS
Our Board has adopted a written related person transaction policy, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions as set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest including without limitation purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

On November 7, 2025, the Company entered into a stock purchase right agreement with the Company’s Chief Executive Officer, Alex Shootman, for the issuance and sale of 45,000 shares of Common Stock to Mr. Shootman. Each share of Common Stock was sold at $19.45 per share, the closing stock price for a share of the Common Stock on Nasdaq of the Company on November 7, 2025, for total proceeds of approximately $875,000. This arrangement represents an acquisition of shares of Common Stock by Mr. Shootman from the Company in a transaction approved by our Board.

S3 Fund III is a beneficial owner of more than 5% of the Company’s outstanding shares of Common Stock. In 2025, Allstacks, Inc. (“Allstacks”) and Arpio, Inc. (“Arpio”), portfolio companies of S3 Fund III, were engaged to provide software licensing services in the ordinary course of business on terms the Company believes are consistent with those it could obtain in arm’s length transactions with third parties. The aggregate amount of transactions in 2025 between the Company and Allstacks and Arpio was approximately $146,000 and $140,000, respectively.

General Atlantic is a beneficial owner of more than 5% of the Company’s outstanding shares of Common Stock. In 2025, Pendo.io, Inc. (“Pendo”), a portfolio company of General Atlantic, was engaged to provide software licensing services in the ordinary course of business on terms the Company believes are consistent with those it could obtain in arm’s length transactions with third parties. The aggregate amount of transactions in 2025 between the Company and Pendo was approximately $606,000.

HOUSEHOLDING

The SEC’s rules permit us to deliver a single annual report to stockholders, proxy statement or Notice of Internet Availability, as applicable, to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered single copies of the annual report to stockholders and proxy statement to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the annual report to stockholders and proxy statement to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Douglas A. Linebarger, Corporate Secretary, Alkami Technology, Inc, 5601 Granite Pkwy #120, Plano, TX 75024 or by phone at (877) 725-5264.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Douglas A. Linebarger, Corporate Secretary, Alkami Technology, Inc, 5601 Granite Pkwy #120, Plano, TX 75024 or by phone at (877) 725-5264.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Alex Shootman
Chief Executive Officer
April 7, 2026

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 is available on our website under the “Investors” heading. Additionally, we will provide a copy of our Annual Report on Form 10-K without charge upon written request to: Douglas A. Linebarger, Alkami Technology, Inc., 5601 Granite Pkwy #120, Plano, TX 75024.

ALKAMI TECHNOLOGY, INC.
5601 Granite Parkway, Suite 120
Plano, TX 75024

VOTE BY INTERNET
Before The Meeting - Go to www.proxypush.com/ALKT.

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 9:00 a.m., Central Time on May 19, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - You must register in advance, at www.proxydocs.com/ALKT.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-866-291-7285
Use any touch-tone telephone to transmit your voting instructions. Vote by 9:00 a.m., Central Time on May 19, 2026. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to:
PO BOX 8016
Cary, NC 27512

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:        D51827-P56076    KEEP THIS PORTION FOR YOUR RECORDS
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Alkami

Alkami Technology, Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR EACH DIRECTOR NOMINEE ON PROPOSAL 1, **FOR** PROPOSALS 2 AND 3.

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	To elect the three nominees for director named herein to serve as Class II directors to hold office until the 2029 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.	FOR	WITHHOLD		
	1.01 Charles Kane	☐	☐		**FOR**
	1.02 Alex Shootman	☐	☐		**FOR**
	1.03 Brian R. Smith	☐	☐		**FOR**
		FOR	AGAINST	ABSTAIN	
2.	To ratify the appointment by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026.	☐	☐	☐	**FOR**
3.	To approve, on a non-binding advisory basis, the compensation of our named executive officers, or NEOs.	☐	☐	☐	**FOR**
4.	To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.				

You must register to attend the meeting virtually by May 18, 2026 at 5:00PM ET at www.proxydocs.com/ALKT

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.    DETACH AND RETURN THIS PORTION ONLY